Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript CASY - Q2 2011 Casey’s General Stores Earnings Conference Call Event Date/Time: Dec 08, 2010 / 03:30PM GMT

CORPORATE PARTICIPANTS

Bill Walljasper

Casey’s General Stores - CFO

Bob Myers

Casey’s General Stores-President and CEO

CONFERENCE CALL PARTICIPANTS

Chuck Cerankosky

Northcoast Research - Analyst

Ben Brownlow

Morgan, Keegan & Company - Analyst

Anthony Lebiedzinski

Sidoti & Company - Analyst

Brent Rystrom

Feltl and Company - Analyst

Karen Short

BMO Capital Markets - Analyst

Damian Witkowski

Gabelli & Company - Analyst

Mario Gabelli

Gabelli & Company - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen. Welcome to the second quarter 2011 Casey’s General Store earnings conference call. My name is Crystal and I will be your operator for today. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session. (Operator Instructions) As a reminder, today’s conference is being recorded for replay purposes. I would now like to turn the conference over to your host for today, Mr. Bill Walljasper, Chief Financial Officer. Please proceed.

Bill Walljasper - Casey’s General Stores - CFO

Good morning. Thank you for joining us to discuss Casey’s results for the second quarter ended October 31, 2010. I’m Bill Walljasper, Chief Financial Officer. Bob Myers, President and Chief Executive Officer, is also here. I hope all of you have already seen the press release. If you haven’t, please let me know and I’ll make sure a copy is forwarded to you. Before I begin, I’ll remind you that certain statements may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

As discussed in the press release and the 2010 annual report, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements whether as a result of new information, future events, or otherwise. I’ll take a few minutes to summarize the quarter and then open for questions.

As most of you have seen basic earnings per share in the second quarter of $0.51 compared to $0.66 a year ago. Results include approximately $19.4 million in expenses related to the Company’s recapitalization plan in the second quarter as well as fees associated with the unsolicited hostile offer and related actions of Alimentation Couche-Tard. Without these expenses, basic earnings would have been about $0.81 per share. Basic earnings year-to-date were $1.27 per share compared to $1.53 a year ago. Year-to-date results include approximately $25.6 million in expenses related to the unsolicited offer and recapitalization plan. Without these costs, earnings at the mid-year mark would have been about $1.62.

The solid earnings performance was driven by strong gasoline environment and double-digit sales increases inside the store. Strong gasoline margin environment that we have been experiencing over the past three years continued in the second quarter resulting in an average margin of $0.149 per gallon compared to $0.143 per gallon in the same period a year ago. Year-to-date the margin is $0.157 per gallon, well ahead of our annual goal of $0.135. Casey’s trailing three year gas margin is $0.137 per gallon and we are optimistic that this positive environment will continue throughout the next quarter.

In store gallons sold in the quarter were up 3.6% while total gallons sold increased 9.2% to $353.5 million. Total gallons sold for the year were up 8% to $712.1 million. The average retail price of gasoline for the quarter was $2.62 per gallon compared to $2.41 last year. For the six-month mark, the average retail price was $2.62 per gallon compared to $2.38. Due to a higher gasoline margin from a year ago and strong gallon movement, gross profit was up 14.3% to $52.8 million. The positive gas margin environment continues in November. In-store gallons sold also continue to be strong in November. The average retail price this November was $2.72 per gallon compared to $2.52 in November a year ago.

Grocery & General Merchandise categories performing well. Total sales in the second quarter were up nearly 12% to $308.9 million with an average margin of 32.9%. Same-store sales in the quarter were up 6.9% while gross profit rose 8% to $101.7 million. Year-to-date same-store sales were up 4.2% with an average margin of 32.9%. Sales benefited from favorable weather in the second half of the quarter and promotional activities specifically in the beer category. However the margin was impacted by these promotional activities and continued competitive pricing and cigarettes is ongoing. Same-store sales continue to be solid in November.

Prepared Food & Fountain category continues its strong performance. Total sales were up 13% to $107.2 million for the quarter. Same-store sales in the quarter were up 7.2% with an average margin of 62.7%, down primarily due to the higher cost of cheese and other products. The average cost of cheese this quarter was $1.91 per pound compared to $1.68 per pound a year ago. The average cost of coffee this quarter was up 26% compared to the same quarter a year ago. Year-to-date same-store sales of 4.8% with an average margin of 63.2%, ahead of our annual goal. These are excellent numbers in light of the prolonged economic downturn. Same-store sales continue to be strong in November.

For the quarter operating expenses increased 17% to $153.3 million. Excluding fees associated with the unsolicited offer by Couche-Tard, expenses increased 10.8%. Increase was driven by a 19.5% increase in credit card fees and expenses associated with operating approximately 63 more stores this quarter compared to the same period a year ago as well as the additional expense from the stores that we replaced and remodeled. At the six-month mark, operating expenses were up 16.1%. Without the above mentioned fees, expenses would have been up approximately 10.6%.

On the income statement, total revenue in the quarter was up 16.8% to $1.3 billion due to an 8.7% rise in fuel price in the quarter and increase in the number of stores and operation this quarter compared to the same period a year ago. Year-to-date, total revenue was up 15.7% primarily due to a 10% increase in the retail price of gasoline and sales increases in the categories mentioned previously. Number of basic shares outstanding in this quarter was 42,283,525 and the diluted share count was 42,571,203.

Our balance sheet continues to be strong. At October 31, cash and cash equivalents were $188.3 million. Long term debt net of current maturities increased to $679.2 million due to the recent debt the Company added to fund the recapitalization plan completed in August. As a result of buying back approximately 13.1 million shares of stock, shareholder equity declined to $376.7 million. We generated $165.6 million in cash flow from operations. At the six-month mark, capital expenditures were $115.2 million compared to $75.5 million a year ago in the same period. This was up due to an increase in acquisitions and construction activity. We expect capital expenditures to increase as new store construction accelerates and we continue to close on more acquisitions.

This quarter we opened seven new store constructions and completed nine acquisitions. Year-to-date we acquired ten stores and completed eight new store constructions. We also have signed agreements for an additional 74 locations that we expect to close on during the third quarter. We anticipate completing a total of 20 new store constructions by the end of the fiscal year and replacing 15 stores. Year-to-date, we have replaced one store and completed 12 major remodels. All of these incorporate the features of the new store design. Our store count at the end of this quarter was 1,549 corporate stores. We are optimistic about the pipeline for new store and acquisition opportunities going forward. That completes my review of the quarter. We’ll now go ahead and take your questions .

QUESTION AND ANSWER

Operator

(Operator Instructions) Today’s first question comes from the line of Chuck Cerankosky with Northcoast Research. Please proceed.

Chuck Cerankosky - Northcoast Research - Analyst

Good morning, Bill. Could you please reiterate the — to start with just reiterate the gas — by year-over-year gas price increase in November? I missed that.

Bill Walljasper - Casey’s General Stores - CFO

In November?

Chuck Cerankosky - Northcoast Research - Analyst

Yes, the most recent period you went through. You gave it for the quarter and then I think you gave where gas moved through November year-over-year.

Bill Walljasper - Casey’s General Stores - CFO

Yes, November of this year was $2.72 per gallon compared to $2.52 in November a year ago.

Chuck Cerankosky - Northcoast Research - Analyst

Okay. And it looks like you guys are not seeing reaction to the higher prices. Are you detecting any change in what the people are — how many gallons they are putting in their cars or your gallon still looks good? Are they spending less in the stores as a result or anything you can describe — discuss around that?

Bill Walljasper - Casey’s General Stores - CFO

Well, certainly, the gallon movement has been very positive throughout this fiscal year, as it continues to gain traction as I mentioned in november, we are seeing some strong same-store gallon movement. It’s a pleasant surprise typically when you see a higher retail movement period over period you do see a pullback in gallons sold. I think it may be a situation where the consumers in our market area have somewhat gotten acclimated to the prolonged economic downturn and are getting back to their normal day-to-day traveling expectations, so it certainly, we see a very positive and strong movement in that area and in conjunction with that, Chuck as I mentioned, we still see that strong gasoline margin continuing.

Chuck Cerankosky - Northcoast Research - Analyst

Bill, what — how would you describe customers’ reaction to your prepared food price increases?

Bill Walljasper - Casey’s General Stores - CFO

It’s hard to say, Chuck. We took some price increases back in March, roughly about 3% to 3.5%. When you look at the same-store prepared food number it comes through due to the price increases. We took those at a time when the customers were I would say right in the middle of experiencing this economic downturn, so I think our customers are probably more price sensitive and looking for more value conscious type efforts from retailers. And as we talked about in the last conference call it was some of the initiatives that we undertook in trying to create a little bit more value-oriented products and offerings in our stores, doing some combo meals. I will say that since we undertook that initiative roughly back in September, we have seen certainly an upward trend in prepared foods sales so I think we’re meeting the need of the customer in that regard.

Chuck Cerankosky - Northcoast Research - Analyst

With the continued pressure from raw material costs, do you contemplate more price increases for prepared items?

Bill Walljasper - Casey’s General Stores - CFO

We have to be pretty sensitive to that. Certainly we are seeing pressures in the commodities. Obviously, I mentioned cheese and coffee being the two larger ones. We’re also seeing anything corn-related, certainly seeing increases there, product costs such as cups have gone up, so we are seeing pressure in that regard. Now we do periodic price — competitive pricing surveys, certainly prepared foods is one of those areas, we look to try to benchmark on. I would say this, Chuck. I wouldn’t look for us to necessarily raise our prices in Prepared Food category unless there is a movement with our competition.

Chuck Cerankosky - Northcoast Research - Analyst

Okay, does that suggest then some margin pressure in the Prepared Foods part of the business?

Bill Walljasper - Casey’s General Stores - CFO

It certainly does. It certainly does. When you look for, Chuck I’ll take cheese as an example, as I mentioned in the second quarter last year, the average cost of cheese was about $1.68 a pound. And as I look as to what we’re comparing to in the third quarter, it’s about $1.76 and as you go one more quarter into the fourth quarter, it’s $1.60. So certainly we have a little bit more challenging comparisons in that regard. Right now the average cheese cost is tracking about $1.80 to $1.85 per pound all in. So certainly that’s a pressure, coffee still remains high. Corn certainly is another product that is high, so yes, I think there is going to be some margin pressure but at the end of the day, gross profit dollars is what we’re trying to drive and we are up by roughly a double-digit gross profit dollar increase in the Prepared Food category in the second quarter, so —

Chuck Cerankosky - Northcoast Research - Analyst

All right, thank you.

Bill Walljasper - Casey’s General Stores - CFO

Thanks, Chuck.

Operator

Our next question comes from the line of Ben Brownlow with Morgan Keegan. Please proceed.

Ben Brownlow - Morgan, Keegan & Company - Analyst

Good morning.

Bill Walljasper - Casey’s General Stores - CFO

Hi, Ben.

Bob Myers - Casey’s General Stores - President and CEO

Good morning, Ben.

Ben Brownlow - Morgan, Keegan & Company - Analyst

I guess with November, it sounds like obviously the show margins remain healthy and those have been hitting records over the past three quarters as well as solid comps in November. Has there been any impact to the weather in the last half of the month or an impact to margins with the continued rise in oil and rock costs?

Bob Myers - Casey’s General Stores - President and CEO

No. We’ve actually had some favorable weather in November. We haven’t had any meaningful snowfall in our market area. We did have some in the northern part but for the most part we haven’t had any meaningful weather patterns come through November so that’s a plus for us. We haven’t necessarily seen any pullback in the margin of any great magnitude at this point, so something we got to keep our eye on obviously but as those pressures continue, certainly our competition is affected as well so they are looking to offset those pressures and typically what we’ve seen over the past three years they have a tendency to offset pressures in the gas business. That’s why we’re optimistic there.

Ben Brownlow - Morgan, Keegan & Company - Analyst

So obviously it sounds like margins are still extremely healthy, obviously above goal but very healthy?

Bob Myers - Casey’s General Stores - President and CEO

Margins are definitely healthy and gallon movement is healthy and we are currently in the process of I mentioned the 74 acquisitions that we plan on closing in the third quarter. We already closed on 19 of those. Right now we’re as we speak in the process of closing on another 44, so those will start contributing to earnings here in the third quarter and so take away obviously is total gallon movement and total revenue movement, you see incremental movement moving forward.

Ben Brownlow - Morgan, Keegan & Company - Analyst

Great. That was actually my next question, and you sound pretty optimistic on the acquisition outlook. Do you think there could be additional acquisitions by the end of April?

Bob Myers - Casey’s General Stores - President and CEO

Absolutely.

Ben Brownlow - Morgan, Keegan & Company - Analyst

Okay, great. And just one last question for me. You detailed or discussed the competitive pricing on cigarettes. Could you detail out the impact to grocery margins from that pricing and are you getting any allowance or what are you seeing from the cigarette manufacturers?

Bill Walljasper - Casey’s General Stores - CFO

We have recently seen a few of our manufactures increase their product cost, so that’s something that’s typically a pass through but it’s a competitive pricing environment on the pack side of the equation. If you look at the margin shortfall on Q2 compared to Q2, roughly about 75% to 80% of that is due to the cigarettes. The rest is due to the promotional activity we’ve been conducting in the beer area.

Ben Brownlow - Morgan, Keegan & Company - Analyst

Are you still seeing a shift over to pack from cartons and are you actually seeing units in cigarettes sold down?

Bill Walljasper - Casey’s General Stores - CFO

We are definitely seeing that shift continue not quite as dramatic as we have seen in the past. We’re roughly in the upper 75% to 77% pack contribution. It’s creeping up each quarter because of the increases in the retail price of cigarettes. Unit movement is up period over period, so we’re encouraged by that. All of this quite honestly, Ben everything we’re doing we’re trying to drive customer traffic and in turn driving some secondary sales in our stores. One thing I didn’t mention is our same-store customer count was up about 4% in the quarter, so that type of movement continues for us.

Ben Brownlow - Morgan, Keegan & Company - Analyst

Well, great. Great quarter and it sounds like a good outlook. Thanks again.

Bill Walljasper - Casey’s General Stores - CFO

Thanks, Ben.

Operator

Our next question comes from the line of Anthony Lebiedzinski with Sidoti & Company. Please go ahead.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Yes, good morning. So it sounds like your cheese prices have come down a little bit relative to the October quarter. I know in the past sometimes the Company has locked in a price for a certain amount of time. Can you talk about what your outlook is for that?

Bill Walljasper - Casey’s General Stores - CFO

Well, I mean, obviously we have a lot of people looking at that particular aspect of our business and we’re always looking to lock in the price of cheese and do a forward buy. We still think there’s opportunity for that to continue to go down. Necessarily we don’t try to time the bottom of the market but certainly trying to protect the other side of that, so we think that you’re going to continue to see a downward movement. Now, shortly after the end of the quarter, the retail or the cost of cheese was a little bit higher than $1.80 or $1.85 that I mentioned so it has come off since then so right now we think it’s better for us to buy on the spot market but continue to look at it.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Got it. Okay, and as far as the acquisitions that you announced in yesterday’s press release, what is the profile of the acquired stores in terms of how do these stores that you’re acquiring compare to the typical Casey’s Store in terms of gasoline volumes, in terms of inside store volumes? Can you talk about that a little bit?

Bill Walljasper - Casey’s General Stores - CFO

Yes, I would say and I’ll talk to it in aggregate, Anthony but those 74 stores I mentioned I think that’s what you’re referring to in aggregate are higher volumes across-the-board than have been our average store base.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Okay, got it. And then I was wondering, my last question as far as the remodels that you’ve done, what’s been the incremental same-store sales lift that you’ve seen after doing a remodel?

Bill Walljasper - Casey’s General Stores - CFO

Well, I tell you Anthony, we just started that program back in August and I think was when the first one was completed so as I mentioned we only have 12 of those up and running so just very little data on that, but I certainly see some very strong revenue movement forward with that. We’re certainly looking at potentially accelerating the remodel program, evaluating that, so don’t be surprised if we do accelerate that based on the data points that we continue to receive.

And the reason we’re contemplating that is we’re certainly seeing strong revenue movements in the new stores design, when we build a store and even replace a store. Just to give you some metrics surrounding that, our new store design when you look at that store base compared to the chain, gallons are up about 29%, grocery and other merchandise about 10.5% to 11%, prepared food revenue we see a lift of about 62%, cash flow was roughly that 20% to 22%, and you see a customer count roughly in that 20% increase as well.

So that’s looking at a new store construction compared to the store base, the stores that have been open for a full year and then when you look at replacement stores as you know, we are pretty active in replacing stores, we do about 15 to 20 of those a year so when you look at a replacement performance and we replace those with the new design so if you compare that store in the year prior to the replacement with the first full year after we replace that store, we see a gallon lift of about 59% to 60%, prepared food lift about 100%, grocery & general merchandise in that 30% to 40% lift as well. Cash flow is a significant lift we’ve seen in replacement stores, we see about a 95% lift in cash flow when we replace a store, so we’re very encouraged by those and we think that remodel program can be somewhere in that neighborhood.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Okay, sounds good. Thanks.

Bill Walljasper - Casey’s General Stores - CFO

You bet.

Operator

Our next question comes from the line of Brent Rystrom of Feltl and Company. Please proceed.

Brent Rystrom - Feltl and Company - Analyst

Yes, thank you. First, could you clarify again the first set of data you gave on that last question, you said gallons were up 29%, grocery and other merchandise was 11%, what did you say prepared food would be up?

Bill Walljasper - Casey’s General Stores - CFO

Roughly about 62%.

Brent Rystrom - Feltl and Company - Analyst

Okay, thank you. And then out of curiosity, a lot of visibility in the Midwest here about researching farm income because I know the farming population is relatively small but the multiplier effect is relatively large. Are you seeing anything in your comps in the more rural source versus urban source that would lend any credibility to that?

Bill Walljasper - Casey’s General Stores - CFO

I’m not sure we can make the correlation due to the agricultural economy, Brent, but I can tell you this. Certainly, our customers having a little bit more discretionary income in their pocket is a good thing for our business. It’s hard to make a correlation in that regard because there’s other factors like recently we’ve had some very favorable weather and you’re up in the Twin Cities, if I remember correctly. You aren’t getting great weather now, but —

Brent Rystrom - Feltl and Company - Analyst

It’s two degrees here right now.

Bill Walljasper - Casey’s General Stores - CFO

But certainly, the month of October and November have been very favorable weather throughout the majority of our marketing so that might create a little bit of noise to make a correlation but definitely the foreign economy is relatively robust and I think there’s a positive thing for our business.

Brent Rystrom - Feltl and Company - Analyst

Okay. Another question then on — just curious on the gasoline comps. Getting more visibility when you’ve had the spike here over the last few months of ethanol and to relatively high levels roll through the price of [unburned] gasoline. That’s forced price of gasoline in states like Minnesota higher than what you’re seeing say in Wisconsin. Have you seen any relative impact in comps, those ethanol states that have higher mandates keeping those comps down a little bit lower?

Bill Walljasper - Casey’s General Stores - CFO

I haven’t seen really any correlation in that regard but I think you’re on point that certainly the retail gas pricing has been much more rational and it’s probably part of that. Consequently, we are seeing that fold over into the higher margin activity.

Brent Rystrom - Feltl and Company - Analyst

Okay, and then final question and I’ll hop off here. You talked about coffee, corn, cheese. Looking at meats, we’re looking at a lot of issues developing on the chicken side as far as a lot of the chicken processors not having hedged very well relative to this higher particularly corn and soybean prices. Is there a particular meat that you’re watching right now that’s a big exposure for you that you would highlight for us as something we should watch?

Bill Walljasper - Casey’s General Stores - CFO

Meat prices definitely are up. I mean they are up in the double-digits period over period and for us, there’s several, obviously chicken and sausage are two predominant meats that we look at for our products, but they are smaller pieces of the overall cost structure within prepared foods. I mean, the two big drivers that are going to move the needle that I think the investors should keep their eye on would definitely be cheese and coffee. The others tend to be a little bit less, but everything starts adding up. Your extra costs on your cups, cappuccino powder and cocoa. All everything has been going upward.

Brent Rystrom - Feltl and Company - Analyst

Thanks guys.

Bill Walljasper - Casey’s General Stores - CFO

You bet.

Operator

(Operator Instructions) Your next question comes from the line of Karen Short with BMO Capital Markets. Please proceed.

Karen Short - BMO Capital Markets - Analyst

Hi there.

Bill Walljasper - Casey’s General Stores - CFO

Hi Karen. How are you?

Karen Short - BMO Capital Markets - Analyst

Good, how are you? Quick question just on the cheese. Can you break out what the processing cost was versus the actual cost within that $1.91?

Bill Walljasper - Casey’s General Stores - CFO

Processing costs in total and that includes freight is about $0.25 to $0.30.

Karen Short - BMO Capital Markets - Analyst

Okay, it’s still in that range.

Bill Walljasper - Casey’s General Stores - CFO

Yes.

Karen Short - BMO Capital Markets - Analyst

And then looking at your grocery margin goals for the year, I guess would it be fair to say maybe you gave your guidance within that category and my guess is the same maybe goes for prepared foods but you gave your guidance before you decided to get more promotional? I’m just wondering how we should think about the back half of the year, more specifically on the grocery side.

Bill Walljasper - Casey’s General Stores - CFO

Yes, when you look at the margin — excuse me, or I’ll say the goals on the grocery and general margin side for the back half of the year certainly to hit the goal of 33.9% for the Grocery & General Merchandise it will be a challenge to hit that given where we are at 32.9%. But certainly when you look at the same-store sales, I think as we are progressing forward this is certainly a realistic shot for us to hit that 6% same-store goal. Coming into the year quite honestly, Karen even though we give out publicly two goals both same-store sales and margin, at the end of the day we are still managing to gross profit dollars, so that’s where we focus, so those definitely were goals coming into the year and sometimes we make adjustments based on consumer buying habits to try to drive a certain aspect of the business to get to that gross profit dollars.

Karen Short - BMO Capital Markets - Analyst

Right, okay. And then I just was looking at the gallon increases and I guess the new store design or the replacement store, how many more pumps do you guys actually have and what would be if you were to exclude those what numbers are you looking at?

Bill Walljasper - Casey’s General Stores - CFO

Well I can answer the first part of your question. I don’t think I have an answer for your second part. When we replace a store typically what happens we replace a store that has what we call four quads, four islands, with six quads, so we do increase the number of pumps, sometimes it’s a little bit more but typically it’s four quad to six quad on a replacement store. That’s part of the reason that obviously gas gallon movement is trending up so high in replacement store and now to answer your question about if we would have just put — replace the store and put four quads out there instead of six quads, I don’t have an answer for that one.

Karen Short - BMO Capital Markets - Analyst

Okay, and then I guess looking at your new store designs and some of your replacement stores I guess I’m wondering if you can maybe give us an idea of what the second year trends look like? You seem to have obviously great trends in the first year but you do have enough under your belt that maybe you have some sense of what year two is looking like?

Bill Walljasper - Casey’s General Stores - CFO

Maybe to clarify your question, I’m not sure I understand it completely.

Karen Short - BMO Capital Markets - Analyst

Well what the top line — what the comp is looking like in the second year. Obviously you’re giving us the replacement store boost.

Bill Walljasper - Casey’s General Stores - CFO

Well, yes, a good take away to think about and these are all trailing 12 months of our same-store sales will be on our website but when you look for in all three categories — gasoline, grocery, and prepared foods, at the comps we are going to be comparing against the remainder of the fiscal year, you should see that we do have some favorable comparison for the second half of this year. That coupled with the fact that we are comparing against one of the probably worst winters we had in the Midwest last year as well as an extremely wet and cold spring certainly is setting itself up for a very favorable comparison.

And part of that is what you’re seeing right now in the same-store sales is comparing against some of that in addition to the initiatives we have going on. So I feel optimistic about same-store sales movement in the second half of the year, plus as I mentioned in a previous question, as we bring on these acquisitions, that certainly is going to contribute to earnings in the top line as we head into the third and fourth quarter, so we’re pretty optimistic in that regard.

Karen Short - BMO Capital Markets - Analyst

Okay, and then last question. Did you give credit card utilization in the quarter? I had to jump on late.

Bill Walljasper - Casey’s General Stores - CFO

No, I have not. Nobody’s has asked that yet. Credit card utilization if you looked at the second quarter roughly of the $1.3 billion in sales, about 55% of those sales ran through credit cards. If you looked at like transactions, they were up about 19% to 20%.

Karen Short - BMO Capital Markets - Analyst

Okay, great. Thanks for taking my questions.

Bill Walljasper - Casey’s General Stores - CFO

You bet.

Bob Myers - Casey’s General Stores - President and CEO

You bet, Karen.

Operator

Our next question is from the line of Chuck Cerankosky with Northcoast Research. Please proceed.

Chuck Cerankosky - Northcoast Research - Analyst

Yes, thanks for the second round here and by the way, great quarter guys.

Bob Myers - Casey’s General Stores - President and CEO

Thank you, Chuck.

Chuck Cerankosky - Northcoast Research - Analyst

When you’re talking about driving this great traffic on a same-store sales base, you mentioned in the press release some promotions. What are you doing there that’s different and working so well because you’re basically taking market share?

Bill Walljasper - Casey’s General Stores - CFO

Well, there’s several promotional activities that we have going on. Within the Grocery & General Merchandise, the reference there is mainly in the beverage category, specifically the beer. We are taking a stronger look and initiative looking at the popular premium beer brands in the local area and that varies what that brand is by region and I think we’re specifically looking at targeting the larger packs whether it’s a 12 pack, 18 pack, 24 pack, and trying to drive that business. The consumers we see a movement over to value-oriented type purchases and in the beer category, people equate value with multi-pack units so we’re really focusing in that area and we’re certainly seeing people respond to that.

Now the food side is a little bit different. We have the $5 subs that we’ve been doing. We have specific pizza promotions as well as a sandwich promotion running differently every month so again we’re trying to create some sense of value that our customers can come in and have and that’s really what’s driving that. Now obviously we’re also staying very competitive on gasoline and very competitive on cigarettes, two very key destination items within the C-Store business.

Chuck Cerankosky - Northcoast Research - Analyst

Bill, what’s your year-over-year spending year-to-date on advertising?

Bill Walljasper - Casey’s General Stores - CFO

I’m not sure I have that handy. Let me see if I can track that down here. Looks like our advertising is up about 35%. Looks like it’s about $4 million compared to about $3 million a year ago.

Chuck Cerankosky - Northcoast Research - Analyst

All right, thank you very much.

Bill Walljasper - Casey’s General Stores - CFO

Thank you.

Bob Myers - Casey’s General Stores - President and CEO

You bet.

Operator

Our next question is follow-up from the line of Ben Brownlow, Morgan Keegan. Please proceed.

Ben Brownlow - Morgan, Keegan & Company - Analyst

Thank you for taking the follow-up. Just real briefly, what is the time period on installing the kitchens and getting that proprietary food service up and running on the acquisitions that you are closing in Q3?

Bill Walljasper - Casey’s General Stores - CFO

That’s a great question and it’s going to be an answer that’s going to be varied. We have a lot of activity going on. Obviously we have new store constructions, we have replacement stores, if we accelerate the remodel activity, all that could factor in plus weather is going to be a factor too, so if you’re bringing them on. I would say realistically, in a six to 12 month time period is when those should — after we take those over is when we’ll have the kitchens up and running. We’re trying as quickly as we can but there’s so many variables that come into play.

Ben Brownlow - Morgan, Keegan & Company - Analyst

Is — and I know these were accretive to the first year of operations but is it fair to say that they would be accretive to the April quarter just given the purchasing power that you’re bringing in?

Bill Walljasper - Casey’s General Stores - CFO

Yes.

Ben Brownlow - Morgan, Keegan & Company - Analyst

Okay, wonderful. Thank you.

Bill Walljasper - Casey’s General Stores - CFO

You bet.

Operator

We have a follow-up question from the line of Anthony Lebiedzinski with Sidoti. Please go ahead.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Yes, just a couple of housekeeping items here. What is your CapEx budget now for the year?

Bill Walljasper - Casey’s General Stores - CFO

You might recall we gave a CapEx range in the 10-K, ranged from $189 million to $243 million. That was based on that 4% to 6% unit growth range. The Q that comes out here I believe it’s going to be scheduled to go out tomorrow, we’ll still have that range expectation for the fiscal year.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Okay, and also could you just tell us what the actual share count was at the end of the quarter, not the weighted average but the actual share count for the end of Q2?

Bill Walljasper - Casey’s General Stores - CFO

End of Q2, is that the one I gave at the end of the quarter or year-to-date?

Anthony Lebiedzinski - Sidoti & Company - Analyst

Well you gave the weighted average, you had about just the actual share count given just for modeling purposes, given your recent recap you did in the middle of the quarter so could you just tell what the actual share count was at the end of the quarter?

Bill Walljasper - Casey’s General Stores - CFO

Yes, it’s 37,869,836.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Okay, got it. Okay, appreciate it. Thank you.

Bill Walljasper - Casey’s General Stores - CFO

You bet.

Operator

Our next question is from the line of Damian Witkowski with Gabelli & Company.

Damian Witkowski - Gabelli & Company - Analyst

Hi, good morning Bill.

Bill Walljasper - Casey’s General Stores - CFO

Hi.

Damian Witkowski - Gabelli & Company - Analyst

Just going back to fuel. So your margins — continue to hold-up and higher than they were or have been historically. I’m just wondering what trips that up if anything going forward and what I’m thinking is — are you or do you have any sense if you’re gaining share in the markets where you’re selling fuel or if the entire market is growing and so everyone is keeping their prices high?

Bill Walljasper - Casey’s General Stores - CFO

Well, it’s a great question. I mean, we certainly have a sense that we are taking market share. It’s hard to differentiate between that and everybody getting more gallons but certainly we believe based on the trend patterns with retail price and our same-store gallon we are taking market share. What trips that up potentially, I would say this, I would say that there would have to be an ease in the overall convenient store landscape because right now what is happening is looking at all of the different pressures and the convenience store industry and those are many pressures. You’re talking about increased credit card fees, you’re talking about working capital pressures from the smaller operators driven by higher cost of fuel and other products, increased tax and legislation on cigarettes, commodity pressures, all of those pressures, minimum wage, all of those are pressuring businesses.

So they look to offset those pressures and what we have seen over the last three years, they are offsetting those primarily through the gas component of their business and usually it’s because they don’t have either that or inside the store, they don’t have the prepared food operation like we would offset some of that pressure. So consequently, we see a more rationalized pricing environment since we follow the market we are certainly reaping that benefit as well so I think all those pressures that I mentioned would have to ease. I don’t see those easing quite frankly. I’ve been with the Company over 20 years and I’ve not seen a period of time when those started going the other direction for any sustained period so that’s why we’re somewhat optimistic about the continued positive trend within the gasoline margin area.

Damian Witkowski - Gabelli & Company - Analyst

And then on prepared foods, you said it sounds like even though for everyone, the raw material costs are going up and maybe at different pace for individual competitors but it sounds like they are not passing those prices along to their consumers. Who is your typical competition if you can generalize in your markets? Is it someone like Pizza Hut or Dominoes or is it mom and pop pizzerias?

Bill Walljasper - Casey’s General Stores - CFO

All that you mentioned right there. Depending on the market that a particular store is in we would compete in some cases against the Dominoes, Papa Johns, Papa Murphy’s of the world, we are certainly in a smaller communities, we compete against the local pizzeria, any quick-serve restaurant, certainly there’s competition there like Subway, Blimpie’s, since we do our sub sandwich program. Any quick-serve type product we would compete against.

Damian Witkowski - Gabelli & Company - Analyst

But logic would dictate that eventually they will start passing along price if you have sustained commodity increases?

Bill Walljasper - Casey’s General Stores - CFO

I would agree with that, yes. I would agree with that. If they can’t offset that somewhere else in their business or don’t have the ability to absorb those at some point, there’s going to be a movement in that regard.

Damian Witkowski - Gabelli & Company - Analyst

Okay, thanks, Bill.

Bill Walljasper - Casey’s General Stores - CFO

Thank you.

Operator

Our next question comes from the line of Mario Gabelli with Gabelli & Company.

Mario Gabelli - Gabelli & Company - Analyst

Hi, Bill, Mario.

Bill Walljasper - Casey’s General Stores - CFO

How are you doing?

Mario Gabelli - Gabelli & Company - Analyst

Sorry, we didn’t intend to double team you. Every time someone tells me gasoline prices rising will hurt the consumer, I just filled up yesterday in Zurich. The question is from 30,000 feet. You had an obvious teams that were looking at you, you changed, you have a lot of leverage on your balance sheet and yet, can you tell us currently what your thinking is with regards to the different dynamics that have occurred to an organization like yours with these outside pressures? How you’re changing the growth rate, how you’re dealing with greater leverage?

Bill Walljasper - Casey’s General Stores - CFO

Well, the growth rate really did not change in light of the pressures you’re referring to or from the interest from outside parties. We were taking steps well before Couche-Tard knocked on our door to look to accelerate our construction activity, roughly about 12 months maybe a little bit more than that, we quadrupled the number of outside realtors to assist in finding new sites for not only new store construction but also acquisition opportunities. And I think we’re starting to see some of the benefits from that going forward. We’re also gearing up right now even though I mentioned that we’re only going to open roughly 20 new store constructions this fiscal year, next year you’ll look to see that accelerate somewhere in the neighborhood of 35 to 40 stores next year and upward.

We have been taking steps to accelerate the business over the course of a long period of time but that’s one of those things that doesn’t happen overnight with new store construction. Now the remodel program I alluded to that. Certainly we are seeing glimpses of what we believe that can do for us and you may see that accelerate at a much more rapid pace just because of the merits of the activity, so one of the positives though I would say this, Mario, that in light of all of the interest in our Company, I think it has placed a greater degree of focus or light on a convenience store industry as a whole.

So I think that has benefited us and probably benefited some of our publicly traded peers in that regard as well so we feel good about the position we’re in and going forward with the debt structure that we have, right now our debt to EBITDA ratio is about 2.5 times, look for that to be somewhere 2 times or below in the next couple years as we drive EBITDA, so still very comfortable ratio. We still have the ability to take on additional debt in order to fund acquisitions we need to. If we continue to grow at this 4% to 5% pace even though we’re going to beat that this year, there shouldn’t be a need for us to go out and secure anymore debt, so I think we’re positioned very well to move forward. Okay, thanks.

Mario Gabelli - Gabelli & Company - Analyst

2 times EBITDA is your new comfort level. No, that’s okay. Bill, I’ll get you offline, thanks.

Bill Walljasper - Casey’s General Stores - CFO

Thank you.

Operator

There are no further questions. I’d like to turn the call back to Mr. Bill Walljasper for closing comments.

Bill Walljasper - Casey’s General Stores - CFO

I’d like to thank everyone for joining us this morning. Just as a reminder, next Wednesday, December 15, we will be releasing same-store sales for the month of November. Again, thanks everyone and hope you have a good holiday season.

Operator

Ladies and gentlemen, that concludes today’s conference. Thank you for your participation. You may now disconnect and have a good day.

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